Exhibit 99.1

Concrete Pumping Holdings Announces Strategic Acquisition of Templant Hire Limited to Enter U.K. Temporary Power Market

DENVER, CO - April 1, 2026 - Concrete Pumping Holdings, Inc. (Nasdaq: BBCP) (the "Company" or "CPH"), through its U.K. operations under the Camfaud brand, is pleased to announce the strategic acquisition of Templant Hire Limited ("Templant"), marking its entry into the U.K. temporary power market and establishing a platform in this adjacent sector.

Templant is a well-established provider of temporary power solutions with more than 250 generators ranging from 20 kVA to 1250 kVA, with a strong reputation for service and customer-led operations. In addition to its core generator fleet, Templant offers a range of complementary service lines across temporary power and site infrastructure, including distribution equipment, cabling, fuel management, and on-site support services, positioning it as a broader solutions provider to customers.

The acquisition complements Camfaud’s leading position in concrete pumping in the U.K. and expands Camfaud’s ability to support customers across the construction and infrastructure sectors.

The combination creates clear opportunities for operational and commercial synergies, including cross-selling, shared customer relationships, and leveraging Camfaud’s national footprint to support Templant’s continued expansion.

The transaction is expected to be net debt neutral and is consistent with CPH's disciplined approach to capital allocation.

Bruce Young, President & CEO, Concrete Pumping Holdings, Inc.:

"This acquisition represents an important step in executing our strategy to build a diversified, multi-service platform supporting the construction and infrastructure sectors. It is a high-quality business with strong leadership, and we see clear opportunities to accelerate growth both organically and through disciplined add-on acquisitions, while also delivering meaningful synergies and long-term sustainable value for our shareholders."

Tony Faud, Managing Director, U.K. Camfaud Group:

"We are delighted to be partnering with Templant as we continue to grow our market-leading, diversified services platform. This acquisition enhances our ability to support customers with a broader range of solutions, while maintaining the high service standards associated with Camfaud."

Chris Allen, Managing Director, Templant:

"We are proud of what Templant has built over the years with a strong reputation for service and customer focus. Joining forces with Camfaud provides a platform to accelerate our growth, expand our geographic reach, and continue delivering high-quality solutions to our customers."

About Concrete Pumping Holdings

Concrete Pumping Holdings is the leading provider of concrete pumping services and concrete waste management services in the fragmented U.S. and U.K. markets, primarily operating under what we believe are the only established, national brands in both geographies – Brundage-Bone for concrete pumping in the U.S., Camfaud in the U.K., and Eco-Pan for waste management services in both the U.S. and U.K. The Company’s large fleet of specialized pumping equipment and trained operators position it to deliver concrete placement solutions that facilitate labor cost savings to customers, shorten concrete placement times, enhance worksite safety and improve construction quality. Highly complementary to its core concrete pumping service, Eco-Pan seeks to provide a full-service, cost-effective, regulatory-compliant solution to manage environmental issues caused by concrete washout. As of January 31, 2026, the Company provided concrete pumping services in the U.S. from a footprint of approximately 95 branch locations across 23 states, concrete pumping services in the U.K. and Republic of Ireland from approximately 35 branch locations, and route-based concrete waste management services from 23 operating locations in the U.S. and one shared location in the U.K. For more information, please visit www.concretepumpingholdings.com or the Company’s brand websites at www.brundagebone.com, www.camfaud.co.uk, or www.eco-pan.com.

Forward‐Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," "outlook" and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to future performance. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Most of these factors are outside the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the adverse impact of recent inflationary pressures, changes in foreign trade policies, restrictive monetary policies, global economic conditions and developments related to these conditions, such as fluctuations in fuel costs on our business; adverse and severe weather conditions; the outcome of any legal proceedings, rulings or demand letters that may be instituted against or sent to the Company or its subsidiaries; the ability of the Company to grow and manage growth profitably and retain its key employees; the ability to identify and complete targeted acquisitions and to realize the expected benefits from completed acquisitions; changes in applicable laws or regulations; the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission, including the risk factors in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company cautions that the foregoing list of factors is not exclusive. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Contact:

Company: Iain Humphries Chief Financial Officer 1-303-289-7497	Investor Relations: Gateway Group, Inc. Cody Slach 1-949-574-3860 BBCP@gateway-grp.com